INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of this 14th day of November, 2005 and amended on December 15, 2006, February 22, 2008, October 3, 2008, April 28, 2010, June 25, 2010, June 17, 2011, June 22, 2012, September 21, 2012 and December 14, 2012 between American Independence Financial Services, LLC, a limited liability company organized under the laws of the State of Delaware(the "Adviser"), and American Independence Funds Trust, a business trust organized under the laws of the State of Delaware (the "Trust").

WHEREAS, the Adviser is principally engaged in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"); and

WHEREAS, the Trust proposes to engage in the business of an investment company and is registered as such under the Investment Company Act of 1940 (the "1940 Act"); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust intends initially to offer shares representing interests in each of the separate series listed on Schedule A attached hereto (collectively, the "Initial Funds"); and

WHEREAS, the Trust desires to appoint the Adviser to serve as the investment adviser with respect to each of the Funds; and

WHEREAS, the Trust may, from time to time, offer shares representing interests in one or more additional series (each, an "Additional Fund" and collectively, the "Additional Funds"); and

WHEREAS, the Trust may desire to appoint the Adviser as the investment adviser with respect to one or more of the "Additional Funds" (each such Additional Fund and Initial Fund being referred to herein individually as a "Fund" and collectively as the "Funds");

NOW THEREFORE, the parties hereto hereby agree as follows:

1. APPOINTMENT OF ADVISER

The Trust hereby appoints the Adviser to act as investment adviser for the Initial Funds for the period and on terms set forth herein. The Adviser accepts such appointment and agrees to render such services for the compensation set forth herein. In the event that the Trust desires to retain the Adviser to render investment advisory services hereunder with respect to an Additional Fund, and the Adviser is willing to render such services, Schedule A shall be amended in accordance with Section 8, paragraph b herein, whereupon such Additional Fund shall become a Fund hereunder.

2. DUTIES OF THE ADVISER

The Adviser, at its own expense shall: (i) furnish continuously an investment program for each Fund; (ii) manage the investment and reinvestment of Fund assets; (iii) determine what investments shall be purchased, held, sold or exchanged for each Fund and what portion, if any, of the assets of each Fund shall be held uninvested; (iv) make changes on behalf of the Trust in the investments for each Fund; (v) provide the Trust with records concerning the Adviser's activities that the Trust is required to maintain; and (vi) render reports to the Trust's officers and Board of Trustees concerning the Adviser's discharge of the foregoing responsibilities. In addition, the Adviser will arrange for other necessary services, including custodial, transfer agency and administration. The Adviser shall furnish to the Trust all office facilities, equipment, services and executive and administrative personnel necessary for managing the investment program of the Trust for each Fund. The Adviser may at its expense employ others to provide all or any part of such facilities and personnel.

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In carrying out its obligations the Investment Manager shall: (a) supervise and manage all aspects of the Funds' operations; (b) provide the Funds or obtain for each, and thereafter supervise, such executive, administrative, clerical and shareholder servicing services as are deemed advisable by the Trust's Board of Trustees; (c) arrange, but not pay for, the periodic updating of prospectuses and supplements thereto, proxy material, tax returns, reports to the Funds' shareholders and reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; (d) provide the Funds with, or obtain for each, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items for the Funds' principal office; (e) provide the Board of Trustees of the Trust on a regular basis with financial reports and analyses on the Funds' operations and the operations of comparable investment companies; (f) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the economy generally or the Funds, and whether concerning the individual issuers whose securities are included in the Funds or the activities in which they engage, or with respect to securities which the Investment Manager considers desirable for inclusion in the Funds; (g) determine what issuers and securities shall be represented in the Funds' respective portfolios and regularly report them to the Board of Trustees of the Trust; (h) formulate and implement continuing programs for the purchases and sales of the securities of such issuers and regularly report thereon to the Board of Trustees of the Trust; and (i) take, on behalf of the Funds, all actions which appear necessary to carry into effect such purchase and sale programs and supervisory functions as aforesaid, including the placing of orders for the purchase and sale of portfolio securities.

The Adviser shall discharge the foregoing responsibilities subject to the control of the Board of Trustees of the Trust and in compliance with such policies as the Trustees may from time to time establish, each Fund's investment objective and policies, as set forth in the then current prospectus and statement of additional information for such Fund contained in the Trust's Registration Statement on Form N-1A, as such prospectus and statement of additional information is amended or supplemented from time to time, and applicable laws and regulations.

3.      CERTAIN RECORDS AND REPORTS

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 under the 1940 Act that are prepared or maintained by the Adviser (or any sub-adviser) on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust at its request (the "Records"). The Adviser agrees to preserve the Records for the periods prescribed in Rule 31a-2 under the 1940 Act. The Trust and the Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

4.      ADVISORY FEES

For the services to be provided by the Adviser hereunder with respect to each Fund, the Trust shall pay to the Adviser a fee at the rate set forth on Schedule A attached hereto. The Adviser agrees to pay all expenses incurred by the Trust except for interest, taxes, brokerage expenses and other expenses connected with the execution of portfolio transactions, extraordinary expenses, and distribution fees and expenses paid by the Trust under any distribution plan adopted pursuant to rule 12b-1 under the 1940 Act. Schedule A shall be amended from time to time to reflect the addition and/or termination of any Fund as a Fund hereunder and to reflect any change in the advisory fees payable with respect to any Fund duly approved in accordance with Section 8, paragraph b hereunder. All fees payable hereunder shall be accrued daily and paid as soon as practical after the last day of each month.

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In any case of commencement or termination of this Agreement with respect to any Fund during any calendar quarter, the fee with respect to such Fund for that quarter shall be reduced proportionately based upon the number of calendar days during which it is in effect, and the fee shall be computed upon the average daily net assets of such Fund for the days during which it is in effect.

5.      PORTFOLIO TRANSACTIONS

In connection with the management of the investment and reinvestment of Fund assets pursuant to this Agreement, the Adviser, acting by its own officers, directors or employees, is authorized to select the brokers or dealers (including brokers and dealers that are affiliated with the Adviser or the Trust's principal underwriter) that will execute purchase and sale transactions for the Trust. In executing portfolio transactions and selecting brokers or dealers, if any, the Adviser will use its best efforts to seek on behalf of a Fund the best overall terms available, as described from time to time, in the Trust's Registration Statement. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis). In evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the 1934 Act) provided to any fund of the Trust. The Adviser may pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting the transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided. The Trust acknowledges that any such research may be useful to the Adviser in connection with other accounts managed by it. Brokerage transactions for the Trust may be effected through affiliates of the Adviser if approved by the Board of Trustees, subject to applicable rules and regulations. The Adviser will promptly communicate to the officers and the Trustees of the Trust such information relating to Fund transactions as they may reasonably request.

6.    LIABILITY OF ADVISER

Neither the Adviser nor its officers, directors, employees, agents, affiliated persons or controlling persons or assigns shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or its shareholders in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Adviser against any liability to the Trust or its shareholders resulting from any willful misfeasance, bad faith or gross negligence in the performance of its duties or obligations hereunder, the reckless disregard of its duties or obligations hereunder, or breach of its fiduciary duty to the Trust, any Fund or its shareholders.

7.    FORCE MAJEURE

Notwithstanding any other provision of this Agreement, Adviser shall not be liable for any loss suffered by the Trust or its shareholders caused directly or indirectly by circumstances beyond Adviser's reasonable control including, without limitation, government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, labor difficulties, fires, earthquakes, floods or other catastrophes, acts of God, wars, riots or failures of communication or power supply.

8. DURATION, TERMINATION AND AMENDMENT

a.  Duration.  This Agreement shall become effective with respect to each Initial Fund on the date hereof and, with respect to any Additional Fund, on the date Schedule A is amended to reflect such Additional Fund in accordance with paragraph b below. Unless terminated in accordance with this Section 8, the Agreement shall remain in full force and effect for two years from the date hereof with respect to each Initial Fund and, with respect to each Additional Fund, for two years from the date on which such Fund becomes a Fund hereunder.

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Subsequent to such initial periods of effectiveness, this Agreement shall continue in full force and effect for periods of one year thereafter with respect to each Fund so long as such continuance with respect to such Fund is specifically approved at least annually (i) by either the Board of Trustees of the Trust or by vote of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of such Fund, and (ii), in either event, by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. If the shareholders of any Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be "specifically approved at least annually" shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

b.  Amendment.  Any amendment to this Agreement shall become effective with respect to a Fund upon approval of the Adviser, the Board of Trustees of the Trust, including a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting such approval and, if required under the 1940 Act, a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

c.  Approval, Amendment or Termination by a Fund. Any approval, amendment or termination of this Agreement with respect to a Fund will not require the approval of any other Fund or the approval of a majority of the outstanding voting securities of the Trust, unless such approval is required by applicable law.

d.  Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its "assignment" (as defined in the 1940 Act).

e.  Termination.  This Agreement may be terminated with respect to any Fund at any time, without payment of any penalty, by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of that Fund, or by the Adviser, in each case on not less than 30 days' nor more than 60 days' prior written notice to the other party; provided, that a shorter notice period shall be permitted for a Fund in the event its shares are no longer listed on a national securities exchange.

9. SERVICES NOT EXCLUSIVE

The services of the Adviser to the Trust hereunder are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

10. MISCELLANEOUS

a.  Notice.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate in writing for the receipt of such notices.

b.  Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

c.  Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

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d.  Execution by Counterpart. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement.

e.  Survival After Termination. The rights and obligations set forth in Paragraphs 5 and 7 shall survive the termination of this Agreement.

f.   Permissible Interests. Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, agents, shareholders or otherwise; directors, partners, officers, agents and shareholders of the Adviser are or may be interested in the Trust as Trustees, officers, agents, shareholders or otherwise; and the Adviser (or any successor thereof) is or may be interested in the Trust as a shareholder or otherwise.

11. LICENSE AGREEMENT. The Trust shall have the non-exclusive right to use the name "American Independence" to designate itself and any current or future series of shares only so long as American Independence Financial Services, LLC serves as investment manager or adviser to the Trust with respect to such series of shares. In the event that the Investment Advisor ceases to act as the investment adviser to the Funds, the Trust shall cease using the name "American Independence".

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first set forth above.

American Independence Funds Trust

By:
Name:	Theresa Donovan
Title:	Secretary

American Independence Financial Services, LLC

By:
Name:	Eric M. Rubin
Title:	President

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Schedule A
to the
Investment Advisory Agreement dated September 21, 2012
between
American Independence Funds Trust
and
American Independence Financial Services, LLC

Pursuant to Section 4, the Trust shall pay the Adviser compensation at the following annual rates:

Fund	Annual Fee
Strategic Income Fund	0.40%
Core Plus Fund	0.40%
Stock Fund	1.00%
International Alpha Strategies Fund	0.81%
Kansas Tax-Exempt Bond Fund	0.30%
U.S. Inflation-Indexed Fund	0.40%
Fusion Fund	1.40%
Dynamic Conservative Plus Fund	0.50%
Collar Fund	1.00%
Small Cap Growth Fund	1.00%

Capital Defender Fund	0.75%

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AMENDED EXPENSE LIMITATION AGREEMENT
AMERICAN INDEPENDENCE FUNDS TRUST

EXPENSE LIMITATION AGREEMENT, effective as of December 14, 2012, by and between American Independence Financial Services, LLC (the "Investment Adviser") and American Independence Funds Trust (the "Trust"), a Delaware business trust, on behalf of each of the funds, listed on Exhibit A (each, a "Fund").

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open end-diversified management company of the series type, and each Fund is a series of the Trust; and

WHEREAS, the Trust and the Investment Adviser have entered into an Investment Advisory Agreement (the "Advisory Agreement"), pursuant to which the Investment Adviser will render investment advisory services to the Fund for compensation based on the value of the average daily net assets of the Fund; and

WHEREAS, the Trust and the :Investment Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level below to which the Fund would normally be subject during its start-up period.

NOW, THEREFORE, the parties hereto agree as follows:  1. Expense Limitation.

1.1 Applicable Expense Limit. To the extent that the aggregate expenses incurred by any Fund in any fiscal year, including but not limited to investment advisory fees of the Investment Adviser (but excluding interest, taxes, brokerage commissions, underlying fund expenses, and other expenditures which are capitalized in accordance with generally accepted accounting principles and other extraordinary expenses not incurred in the ordinary course of the Fund's business) ("Fund Operating Expenses"), exceed the Operating Expense Limit, as defined in Section 1.2 below, such excess amounts the "Excess Amount") shall be the liability of the Investment Adviser.

1.2 Operating Expense Limit. The Operating Expense Limit for each Fund's full year of operations shall be a percentage of such Fund's average daily net assets as described in Exhibit A or, in each subsequent fiscal year following the end of the first year of operations, shall be such other rate as may be agreed to in writing by the parties.

1.3 Method of Computation. To determine the Investment Adviser's liability with respect to the Excess Amount, each month the Fund Operating Expenses shall be annualized as of the last day of the month for each Fund. If the annualized Fund Operating Expenses for any month exceed the Operating Expense Limit, the Investment Adviser shall first waive or reduce its advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced advisory fee for any such month is insufficient to pay the Excess Amount, the Investment Adviser shall also remit to a Fund an amount that, together with .the waived or reduced advisory fee, is sufficient to pay such Excess Amount.

1.4 Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by the Investment Adviser to a Fund with respect to the previous fiscal year shall equal the Excess Amount.

2. Reimbursement of Fee Waivers and Expense Reimbursements.

2.1 Reimbursement. If in any fiscal year in which the Investment Advisory Agreement is still in effect, the estimated aggregate Fund Operating Expenses for the fiscal year are less than the Operating Expense Limit for that year, the Investment Adviser shall be entitled to be reimbursed by a Fund, in whole or in part as provided below, of the advisory fees waived or reduced and other payments remitted by the Investment Adviser and all other payments remitted by the Investment Adviser to a Fund, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years less any reimbursement previously paid by such Fund to the Investment Adviser, pursuant to Sections 2.2 hereof, with respect to such waivers, reductions and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

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2.2 Method of Computation. To determine a Fund's payments, if any, to reimburse the Investment Adviser for all or any portion of the Reimbursement Amount, each month the Fund Operating Expenses for each Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month are less than the Operating Expense Limit, a Fund, only with the prior approval of the Board, shall pay to the Investment Adviser an amount sufficient to increase the annualized Fund Operating Expenses to an amount no greater than the Operating Expense Limit, provided that such amount paid to the Investment Adviser will in no event exceed the total Reimbursement Amount. If the annualized Fund Operating Expenses for a Fund are greater than the Operating Expense Limit for one or more months in a quarter and less the remaining month(s), the calculation described in this section will be made on a monthly basis and the net amount of the monthly calculations will be reported to the Board. In no event will a Fund be obligated to pay any fees waived or expenses reimbursed by the Investment Adviser with respect to the other Funds of the Trust.

2.3 Year-End Adjustment If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

3.       Term and Termination of Agreement.

This Agreement shall continue in effect until February 28, 2013 (with the exception of the Kansas Tax-Exempt Bond Fund which shall continue in effect until February 29, 2016 and from year to year thereafter provided such continuance is specifically approved by a majority of the trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees"), provided however, that the reimbursements described in Section 2 will not continue for more than three years after a Fund's commencement of operations.  The Adviser may upon 30 days' written notice to the Trust terminate, in whole or in part, its obligation under Section 1 to reduce its fees with respect to a Fund in any period no earlier than the end of the first year of operations and following the date specified in such notice (or change the percentage specified in Section 1), but no such change shall affect the obligation (including the amount of the obligation) of a Fund to repay any Excess Amounts eligible for repayment pursuant to this agreement.

4.       Miscellaneous.

4.1 Captions. The captions in this Agreement are included for convenience of reference  only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4,2 Interpretation. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust's Agreement and Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or each Fund.

4.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

AMERICAN INDEPENDENCE FUNDS TRUST

By _______________________________________

Title:__________________________________

American Independence Financial Services, LLC

By:______________________________________

Title: __________________________________

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American Independence Funds Trust - Annual Approval of the Continuation of the Investment Advisory & Expense Limitation Agreement

EXHIBIT A
TO THE EXPENSE LIMITATION AGREEMENT BETWEEN
AMERICAN INDEPENDENCE FUNDS TRUST
AND

AMERICAN INDEPENDENCE FINANCIAL SERVICES, LLC

MARCH 1, 2012 AS AMENDED DECEMBER 14, 2012

NAME OF FUND EXPENSE LIMITATION FOR FUND
Stock Fund Class A	1.47%
Class C	2.16%
Institutional	1.16%
Strategic Income Fund Class A	0.70%
Institutional	0.45%
Core Plus Fund Class A	0.80%
Institutional	0.45%

Kansas Tax-Exempt Bond Fund Class A	0.87%
Class C	1.48%
Institutional	0.48%
International Alpha Strategies Fund Class A	1.45%%
Institutional	0.95%
U.S. Inflation-Indexed Fund Class A	0.57%
Class C	1.32%
Institutional	0.32%
Fusion Fund Class A	2.40%
Institutional	1.90%

Dynamic Conservative Plus Fund Class A	1.55%
Institutional	1.30%

Small Cap Growth Fund Class A	1.60%
Institutional	1.10%
Capital Defender Fund Class A	1.20%
Institutional	0.95%

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